Bay Banks of Virginia, Inc. Appoints New Director to its VCB Financial Group Board

RICHMOND, Va., Oct. 29, 2018 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, announces that Mark W. Herndon, an experienced Director and a highly successful entrepreneur and restaurateur, is appointed to VCB Financial Group's Board of Directors.

"We are pleased and honored to have Mark, a highly successful business leader in Richmond, join our VCB Financial Group Board as a Director," said Randal R. Greene, President and Chief Executive Officer of Bay Banks of Virginia. "As a community bank and a trust and wealth management company, it's extremely important that our boards maintain an advanced understanding of the needs of businesses and individuals within our communities to ensure that our products, services and financial offerings are properly aligned to fulfill those needs."

Mr. Herndon is an owner and partner in multiple restaurant ventures including Buckhead's Restaurant & Chop House in Richmond; Sugar Shack Donuts & Coffee located throughout Virginia and Washington, D.C. with the original location in Richmond; and Square Burger, a casual dining concept located in McKinney, Texas.

Mr. Herndon is a member of Virginia Commonwealth Bank's Community Board, which consists of community leaders who provide valuable counsel to our bank and assist us with meeting the needs of our market area through their insight into the local economy from their respective business point-of-view. He is also a member and past Chairman of the Advisory Board for Reynolds Community College Culinary and Hospitality Program. Mr. Herndon previously served on the Board of Directors for the Virginia Restaurant, Lodging & Travel Association and for The Doorways, the second largest hospital hospitality house in the country. In 2009, he co-founded SAVOR, the Doorways' largest annual fundraising event, which has raised over $2.5 million since its inception. He is also a former member and treasurer of the Citizens' Advisory Council on Furnishing and Interpreting the Executive Mansion, a gubernatorial appointed position.

Mr. Herndon graduated with honors from the Culinary Institute of America in Hyde Park, New York, and continued his education at Cornell University's School of Hotel Administration, where he earned his Master Certificate in Foodservice Management.

"I am confident that Mark's leadership and experience will help provide our company strong guidance in reaching our strategic pursuits and goals and we look forward to his insights," stated Eric Nost, President and CEO of VCB Financial Group. "Our mission is to be the region's most valued economic engine for financial growth within the region, and I'm delighted to have Mark's support."

About Bay Banks of Virginia

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group. Founded in the 1930's, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 19 banking offices and a loan production office located throughout the Richmond market area, the Northern Neck region, Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County and Hampton Roads region, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or inquiries@baybanks.com.